Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

TICKER SYMBOL	MEDIA AND INVESTOR RELATIONS
UFS (NYSE, TSX)	Pascal Bossé Vice-President Corporate Communications and Investor Relations Tel.: 514-848-5938

DOMTAR CORPORATION TO SELL ITS FOREST PRODUCTS BUSINESS

Montreal, March 29, 2010 – Domtar Corporation (NYSE/TSX: UFS) today announced that it has entered into an agreement to sell its forest products business to EACOM Timber Corporation (TSX-V: ETR; “EACOM”) for CDN$80 million plus elements of working capital estimated at CDN$30 to CDN$40 million. Domtar will receive 19% of the proceeds in shares of EACOM. The transaction is expected to close at the end of the second quarter of 2010, subject to material consents and customary closing conditions.

“Our forest products employees have demonstrated tremendous resilience throughout the years. Their sustained efforts to reduce costs and pursue the continuous improvement of operations have positioned the business well for the recovery,” said John D. Williams, President and Chief Executive Officer of Domtar Corporation.

Mr. Williams added, “All Domtar forest products employees, and its management team currently led by Jean-François Mérette, will be transitioning to EACOM. EACOM will establish its headquarters in Montreal, QC and will become one of the largest publicly-traded lumber producers in Eastern Canada. The company will be a focused, well capitalized, standalone operation dedicated to the manufacturing of solid and value-added wood products.”

The transaction includes five operating sawmills: Timmins, Nairn Centre and Gogama in Ontario, and Val-d’Or and Matagami in Quebec; as well as two non-operating sawmills: Ear Falls in Ontario and Ste-Marie in Quebec. The sawmills have approximately 3.5 million cubic meters of annual harvesting rights and a production capacity of close to 900 million board feet. Also included in the transaction is the Sullivan remanufacturing facility in Quebec and Domtar’s interests in two investments: Anthony-Domtar Inc. and Elk Lake Planing Mill Limited.

“With this acquisition we pursue our vision of becoming a major softwood lumber producer and we look forward to integrating Domtar’s leading wood products management team to ensure a smooth transition. We recognize that customers have choices in wood products suppliers, and we will work hard to secure their business, notably through our continued commitment to the FSC-certification,” stated Rick Doman, President and Chief Executive Officer of EACOM Timber Corporation.

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About Domtar

Domtar Corporation (NYSE/TSX:UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publishing as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs over 10,000 people. To learn more, visit www.domtar.com.

About EACOM Timber Corporation

EACOM Timber Corporation is a TSX-V listed company. It is a new entry into the forestry sector. EACOM currently owns one idle mill in Big River Saskatchewan, which it acquired at the beginning of 2010.

Forward-Looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Q’s. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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